Exhibit 10.7

THIRD AMENDMENT TO REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS THIRD AMENDMENT TO REAL ESTATE PURCHASE AND SALE AGREEMENT (this “Amendment”) is dated as of September 30, 2011, by and between ADVENIR@MARGATE, LLC, a Florida limited liability company (“Seller”), and BEHRINGER HARVARD MARGATE, LLC, a Delaware limited liability company (“Purchaser”).

Recitals

A.                                   Seller and Grand Peaks Properties, Inc. (“Grand Peaks”) entered into a Real Estate Purchase and Sale Agreement dated as of June 6, 2011, as amended by a First Amendment to Real Estate Purchase and Sale Agreement dated as of July 21, 2011, and as further amended by a Second Amendment to Real Estate Purchase and Sale Agreement dated as of July 28, 2011 (collectively, the “Agreement”), relating to certain real property and improvements located in Broward County, Florida (the “Property”).  Pursuant to an Assignment and Assumption of Real Estate Purchase and Sale Agreement dated as of September 29, 2011, the Agreement has been assigned by Grand Peaks to Purchaser.  Any initially capitalized terms used but not otherwise defined in this Amendment shall have the meanings assigned to such terms in the Agreement.

B.                                     Seller and Purchaser wish to amend the Agreement in certain respects.

Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser agree as follows:

1.                                       Incorporation of Recitals.  The foregoing Recitals are incorporated herein by reference.

2.                                       Earnest Money.  Notwithstanding that the Lender Consents have not yet been obtained, Purchaser agrees that $25,000 of the Earnest Money (the “Non-Refundable Amount”) shall be non-refundable to Purchaser even if the Lender Consents are not obtained.  Purchaser further agrees that upon receipt of the Lender Consents, the Non-Refundable Amount shall be delivered by Escrow Agent to Seller.  Purchaser shall remain entitled to return of the Non-Refundable Amount in the event of a default by Seller under Section 18(b) of the Agreement, and the Non-Refundable Amount shall be applied against the Purchase Price if the Closing takes place.

3.                                       Lender Consents.  The second paragraph of Section 5 of the Agreement is revised to read as follows:

“Within five (5) Business Days after the date of the Agreement, Purchaser shall submit applications to the holders of the Existing Loans (the “Existing Lenders”) seeking approval for the Assumption.  As requested by Purchaser, Seller shall reasonably cooperate with Purchaser’s efforts to arrange for the Assumption.  The obligations of the Seller and the Purchaser under this Agreement are expressly contingent upon the Existing Lenders providing written confirmation (the “Lender Consents”), prior to October 10, 2011, consenting to the Assumption on terms satisfactory to Seller and Purchaser.  Purchaser shall keep Seller apprised of its efforts and progress in obtaining the Lender Consents.  In the event Purchaser is unable to obtain the Lender Consents prior to October 10, 2011 then, notwithstanding any provision herein to the contrary, the Earnest Money (less the Non-Refundable Amount) shall be returned to Purchaser, the Non-Refundable Amount shall be delivered to Seller, and this Agreement shall be null and void and of no further force or effect, except for such continuing obligations as are intended to survive the termination of this Agreement.  The Lender Consents, to be effective, shall provide, in addition to the consent by the Existing Lenders to the assumption by Purchaser of the Existing Loans, that the Seller (and any guarantor, principal, key principal or any other entity affiliated with Seller obligated or liable in any manner under the Existing Loans) shall be released from any and all further liability under the Existing Loans upon the assumption of the Existing Loans by Purchaser, with the exception of any liability arising from the existence of hazardous materials on or before the Closing Date.”

4.                                       Closing Date.  The first sentence of Section 6 of the Agreement is revised to read as follows:

“Subject to the terms and conditions of this Agreement, the closing of the transaction contemplated by this Agreement (the “Closing”) shall take place on October 12, 2011; provided, however, that in the event of a storm in the Atlantic Ocean that prevents Purchaser from obtaining any of the insurance coverages required by Purchaser’s lender, the Closing Date shall be delayed until such time as Purchaser is able to obtain such insurance.”

5.                                       Audit.  Seller understands that Purchaser is required by certain governmental regulations to conduct a so-called “3-14” audit in connection with its acquisition of the Property.  Seller agrees to reasonably cooperate with Purchaser and make available to Purchaser such financial reports as are reasonably required by Purchaser in order to comply with such requirement, at no cost to Purchaser.

6.                                       No Other Changes.  Except as expressly modified hereby, the Agreement remains in full force and effect in accordance with its terms.  In the event of any conflict between the terms of the Agreement and the terms of this Amendment, this Amendment shall control.

7.                                       Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed an original but both of which shall constitute one and the same instrument.  Any signature to this Amendment transmitted via facsimile or other electronic means shall be deemed an original signature and shall be binding upon the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

SELLER:

ADVENIR@MARGATE, LLC, a Florida limited liability company

By:	ADVENIR@MARGATE GP, LLC, a Florida limited liability company, its Managing Member

	By:	ADVENIR, INC., a Florida corporation, its Managing Member

		By:	/s/ Stephen L. Vecchitto
		Name:	Stephen L. Vecchitto
		Title:	Manager

PURCHASER:

BEHRINGER HARVARD MARGATE, LLC, a Delaware limited liability company

By:	Margate Peak, LLC, a Colorado limited liability company, its Managing Member

	By:	/s/ Luke C. Simpson
Luke C. Simpson
Manager